Filed Pursuant to Rule 424(b)(3)
File Number 333-158217

PROSPECTUS SUPPLEMENT NO. 4
to Prospectus dated April 9, 2009
(Registration No. 333-158217)

NIVS INTELLIMEDIA TECHNOLOGY GROUP, INC.

This Prospectus Supplement No. 4 supplements our Prospectus dated April 9, 2009 and Prospectus Supplements Nos. 1, 2, and 3 (collectively, the “Prospectus Supplements”) dated April 28, 2009, May 6, 2009, and May 20, 2009, respectively. The shares that are the subject of the Prospectus have been registered to permit their resale to the public by the selling stockholders named in the Prospectus.  We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. You should read this Prospectus Supplement No. 4 together with the Prospectus and the Prospectus Supplements.

This Prospectus Supplement No. 4 includes the attached report, as set forth below, as filed by us with the Securities and Exchange Commission (the “SEC”): Current Report on Form 8-K filed with the SEC on June 25, 2009.

Our common stock is traded on the NYSE Amex under the symbol “NIV.”

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement No. 4 is June 29, 2009.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	June 23, 2009

NIVS IntelliMedia Technology Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-52933	20-8057809
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

NIVS Industry Park, No. 29-31, Shuikou Road, Huizhou, Guangdong, People’s Republic of China 516006
(Address, including zip code, of principal executive offices)

Registrant’s telephone number, including area code	86-752-3125862

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements

On June 23, 2009, NIVS IntelliMedia Technology Group, Inc. (the “Company”) held its 2009 Annual Meeting of Stockholders (the “Annual Meeting”) at which the Company’s stockholders approved, among other items, the NIVS IntelliMedia Technology Group, Inc. 2009 Omnibus Incentive Plan (the “Plan”).  The Company’s Board of Directors had previously adopted the Plan, subject to stockholder approval, on April 29, 2009. As approved by the Board and shareholders, the Plan reserved a total of 4.0 million shares authorized for issuance under the Plan.

A description of the material terms of the Plan and complete copy of the Plan are included in the Company's definitive proxy statement filed with the Securities and Exchange Commission on April 30, 2009 in connection with the Annual Meeting (the "Proxy Statement").  The description and copy of the Plan included in the Proxy Statement are incorporated herein by reference.

Item 9.01                 Financial Statements and Exhibits.

(d)           Exhibits

Exhibit Number	Description
4.1	NIVS IntelliMedia Technology Group, Inc. 2009 Omnibus Incentive Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NIVS IntelliMedia Technology Group, Inc.

Dated: June 25, 2009	By:	/s/ Tianfu Li
	Name:	Tianfu Li
	Title:	Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description
4.1	NIVS IntelliMedia Technology Group, Inc. 2009 Omnibus Incentive Plan